Exhibit 99.1

Kimco Realty® Announces Second Quarter 2022 Results

– Solid Operating Results Reaffirm Robust Demand for Quality Open-Air Retail Space –

– Company Updates 2022 Outlook –

– Board Raises Quarterly Common Dividend Third Consecutive Quarter; Up 29% Over Prior Year –

JERICHO, N.Y.--(BUSINESS WIRE)--July 28, 2022--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, today reported results for the second quarter ended June 30, 2022. For the three months ended June 30, 2022 and 2021, Kimco’s net (loss)/income available to the company’s common shareholders per diluted share was ($0.21) and $0.25, respectively.

Second Quarter Highlights:

  Produced Funds From Operations* (FFO) of $0.40 per diluted share, representing a 17.6% increase over the comparable period in 2021.
  Grew pro-rata portfolio occupancy 40 basis points sequentially to 95.1%, representing an increase of 120 basis points year-over-year.
  Increased pro-rata small shop occupancy 370 basis points over the second quarter of 2021, representing the largest year-over-year increase in over 10 years.
  Generated pro-rata leasing spreads of 16.6% for new leases on comparable spaces.
  Produced a 3.4% increase in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Subsequent to quarter end, published the company’s ninth annual Corporate Responsibility Report detailing performance in environmental, social, and governance (ESG) areas.

Kimco CEO Conor Flynn stated, “Our focus on leasing continues to validate the high quality of our portfolio, with over seven million square feet leased through the end of June. Our last-mile, open-air, grocery-anchored portfolio is facilitating higher retention, driving strong new tenant demand, and maintaining solid pricing power, even in the current inflationary environment, all of which should lead to greater free cashflow and visible earnings growth. With an emphasis on necessity-based goods and services, our portfolio is well-positioned in high-growth and affluent markets to serve the needs of consumers and retailers alike as we work to enhance shareholder value.”

Financial Results:

The company reported a net loss available to the company’s common shareholders of ($125.8) million, or ($0.21) per diluted share, for the second quarter of 2022. This compares to net income available to the company’s common shareholders of $110.3 million, or $0.25 per diluted share, for the second quarter of 2021. The year-over-year change is primarily attributable to a $285.8 million mark-to-market reduction on marketable securities mainly stemming from a change in the value of Albertsons Companies, Inc. (NYSE: ACI) common stock held by the company. Other items impacting the year-over-year change include an increase in consolidated revenues from rental properties of $137.5 million as well as higher depreciation and amortization expense of $52.0 million, both of which were due in part to the merger with Weingarten Realty Investors (Weingarten) in August of 2021.

*Reconciliations of net (loss)/income available to the company’s common shareholders to certain non-GAAP measures including FFO, Same-property NOI and Net Debt to EBITDA are provided in the tables accompanying this press release.

FFO was $246.4 million, or $0.40 per diluted share, for the second quarter 2022 compared to $148.8 million, or $0.34 per diluted share, for the second quarter 2021, which includes $3.2 million, or $0.01 per diluted share, of merger related costs.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 95.1%, an increase of 40 basis points sequentially and 120 basis points year-over-year. The improvement in portfolio occupancy was driven by positive net absorption including the lowest level of vacates (by GLA) during a quarter in over 10 years.
  Pro-rata anchor occupancy ended the quarter at 97.6%, an increase of 30 basis points sequentially and 70 basis points year-over-year.
  Pro-rata small shop occupancy expanded 80 basis points sequentially and 370 basis points year-over-year to 89.2%.
  Signed 498 leases totaling 2.3 million square feet with blended pro-rata rental-rate spreads on comparable spaces increasing 7.1%, and with rental rates for new leases up 16.6% and renewals and options growing 5.6%.
  Reported a 290-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the second quarter, representing $44 million of future rent.
  Produced 3.4% growth in Same-Property Net Operating Income (NOI) over the same period a year ago, driven by a 4.7% increase in minimum rent.

Transaction Activities:

  Sold four shopping centers and four land parcels totaling 1.1 million square feet for $221.6 million. The company’s pro-rata share of the sales price was $100.3 million.
  Acquired three previously unowned parcels that are part of the company’s existing grocery-anchored centers for a gross purchase price of $6.3 million. Kimco’s share of the purchase price was $5.6 million. In addition, the company acquired an additional 3.58% ownership interest in the Kimco Income REIT (KIR) joint venture from existing partners for $55.1 million. Kimco’s interest in KIR is now 52.1%.
  Provided a total of $50.1 million in mezzanine financing on three different shopping centers with Kimco gaining either a right of first offer or right of first refusal in the event of a future sale of these assets.
  Subsequent to quarter end, acquired two grocery-anchored centers located in Philadelphia, Pennsylvania and Massapequa, New York totaling 329,000 square feet for $89.0 million in aggregate. In addition, the company acquired the fee interest at Pike Center in Rockville, MD for a purchase price of $21.2 million.

Capital Market Activities:

  Generated net proceeds of $11.3 million through the issuance of approximately 450,000 shares of common stock through the company’s “At the Market” (ATM) program at a weighted average price of $25.30 per share during the second quarter.
  Ended the quarter with a Net Debt to EBITDA* level of 6.4x on a look-through basis, which includes outstanding preferred stock and the company’s pro-rata share of joint venture debt, equaling the lowest reported leverage level since the company began reporting this metric.
  Ended the second quarter with approximately $2.3 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and $297 million of cash and cash equivalents on the balance sheet. In addition, Kimco maintains ACI common stock valued at over $1.0 billion, subject to certain lock-up provisions until September 10, 2022.

Dividend Declarations:

  Kimco’s board of directors declared a cash dividend of $0.22 per common share, representing a 10% increase from the prior quarterly dividend and 29.4% over the corresponding period of the prior year. The quarterly cash dividend on common shares, which is based on projected REIT taxable income, is payable on September 23, 2022 to shareholders of record on September 9, 2022.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on October 17, 2022 to shareholders of record on October 3, 2022.

2022 Full Year Outlook:

Based on these results and the outlook for the remainder of 2022, the company has revised its full-year guidance ranges as follows:

	Current*	Previous
Net Income available to common shareholders (per diluted share):	$0.48 to $0.52	$0.79 to $0.82
FFO (per diluted share):	$1.54 to $1.57	$1.50 to $1.53

*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure.

Conference Call Information

When: 8:30 AM ET, July 28, 2022

Live Webcast: 2Q22 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through October 27, 2022)

Dial #: 1-877-407-0784 (International: 1-201-689-8560)

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of June 30, 2022, the company owned interests in 533 U.S. shopping centers and mixed-use assets comprising 92 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (iv) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (v) the Company’s ability to raise capital by selling its assets, (vi) increases in operating costs due to inflation and supply chain issues, (vii) risks related to future opportunities and plans for the combined company, including the uncertainty of expected future financial performance and results of the combined company following the merger between Kimco and Weingarten Realty Investors (the “Merger”), (viii) the possibility that, if the Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s common stock could decline, (ix) changes in governmental laws and regulations, including but not limited to changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (x) valuation and risks related to the Company’s joint venture and preferred equity investments, (xi) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xii) impairment charges, (xiii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xiv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xv) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xvi) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xvii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, and (xviii) the other risks and uncertainties identified under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2021. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that the Company files with the Securities and Exchange Commission (“SEC”).

###

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2022	December 31, 2021
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,238,079 and $3,010,699, respectively	$14,837,685	$15,035,900
Real estate under development	5,672	5,672
Investments in and advances to real estate joint ventures	1,083,509	1,006,899
Other investments	101,680	122,015
Cash and cash equivalents	296,798	334,663
Marketable securities	1,073,706	1,211,739
Accounts and notes receivable, net	260,140	254,677
Operating lease right-of-use assets, net	144,092	147,458
Other assets	394,287	340,176
Total assets	$18,197,569	$18,459,199

Liabilities:
Notes payable, net	$7,056,644	$7,027,050
Mortgages payable, net	346,461	448,652
Dividends payable	5,326	5,366
Operating lease liabilities	121,434	123,779
Other liabilities	682,697	730,690
Total liabilities	8,212,562	8,335,537
Redeemable noncontrolling interests	13,270	13,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,435 and 19,580 shares, respectively;
Aggregate liquidation preference $485,868 and $489,500, respectively	19	20
Common stock, $.01 par value, authorized 750,000,000 shares; Issued and
outstanding 618,483,648 and 616,658,593 shares, respectively	6,185	6,167
Paid-in capital	9,605,163	9,591,871
Retained earnings	163,210	299,115
Accumulated other comprehensive income	6,476	2,216
Total stockholders' equity	9,781,053	9,899,389
Noncontrolling interests	190,684	210,793
Total equity	9,971,737	10,110,182
Total liabilities and equity	$18,197,569	$18,459,199

Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Revenues from rental properties, net	$423,273	$285,732	$845,927	$564,603
Management and other fee income	3,925	3,284	8,520	6,721
Total revenues	427,198	289,016	854,447	571,324
Operating expenses
Rent	(4,070)	(2,993)	(8,151)	(6,028)
Real estate taxes	(56,075)	(39,594)	(110,389)	(78,530)
Operating and maintenance	(69,784)	(46,897)	(139,009)	(93,417)
General and administrative	(27,981)	(24,754)	(57,929)	(49,232)
Impairment charges	(14,419)	(104)	(14,691)	(104)
Merger charges	-	(3,193)	-	(3,193)
Depreciation and amortization	(124,611)	(72,573)	(254,905)	(147,449)
Total operating expenses	(296,940)	(190,108)	(585,074)	(377,953)

Gain on sale of properties	2,944	18,861	7,137	28,866
Operating income	133,202	117,769	276,510	222,237

Other income/(expense)
Other income, net	6,642	1,782	12,625	5,139
(Loss)/gain on marketable securities, net	(261,467)	24,297	(139,703)	85,382
Interest expense	(56,466)	(46,812)	(113,485)	(94,528)
Early extinguishment of debt charges	(57)	-	(7,230)	-
(Loss)/income before income taxes, net, equity in income of joint ventures,
net, and equity in income from other investments, net	(178,146)	97,036	28,717	218,230

(Provision)/benefit for income taxes, net	(96)	(1,275)	57	(2,583)
Equity in income of joint ventures, net	44,130	16,318	67,700	34,070
Equity in income of other investments, net	3,385	5,039	8,758	8,826

Net (loss)/income	(130,727)	117,118	105,232	258,543
Net loss/(income) attributable to noncontrolling interests	11,226	(421)	12,569	(3,904)
Net (loss)/income attributable to the company	(119,501)	116,697	117,801	254,639
Preferred dividends, net	(6,250)	(6,354)	(12,604)	(12,708)
Net (loss)/income available to the company's common shareholders	$(125,751)	$110,343	$105,197	$241,931

Per common share:
Net (loss)/income available to the company's common shareholders: (1)
Basic	$(0.21)	$0.25	$0.17	$0.56
Diluted (2)	$(0.21)	$0.25	$0.17	$0.56
Weighted average shares:
Basic	615,642	431,011	615,207	430,769
Diluted	615,642	432,489	616,943	432,430
(1)

Adjusted for earnings attributable from participating securities of ($533) and ($672) for the three months ended June 30, 2022 and 2021, respectively. Adjusted for earnings attributed from participating securities of ($1,000) and ($1,475) for the six months ended June 30, 2022 and 2021, respectively.

(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $0 and $9 for the three months ended June 30, 2022 and 2021, respectively. Adjusted for distributions on convertible units of $0 and $18 for the six months ended June 30, 2022 and 2021, respectively.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders (1)
(in thousands, except share data)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021		2022		2021
Net (loss)/income available to the company's common shareholders	$(125,751)	$110,343		$105,197		$241,931
Gain on sale of properties	(2,944)	(18,861)		(7,137)		(28,866)
Gain on sale of joint venture properties	(27,198)	-		(30,184)		(5,283)
Depreciation and amortization - real estate related	123,672	71,781		253,133		145,894
Depreciation and amortization - real estate joint ventures	16,616	10,234		33,501		20,241
Impairment charges (including real estate joint ventures)	17,233	104		17,933		1,172
Profit participation from other investments, net	(1,988)	(1,346)		(5,651)		(1,151)
Loss/(gain) on marketable securities, net	261,467	(24,297)		139,703		(85,382)
Provision/(benefit) for income taxes, net (2)	3	1,096		(8)		2,142
Noncontrolling interests (2)	(14,729)	(271)		(19,459)		2,355
FFO available to the company's common shareholders	$246,381	$148,783	(5)	$487,028	(4)	$293,053	(5)

Weighted average shares outstanding for FFO calculations:
Basic	615,642	431,011		615,207		430,769
Units	2,473	642		2,509		653
Dilutive effect of equity awards	1,419	1,356		1,689		1,528
Diluted	619,534	433,009		619,405		432,950

FFO per common share - basic	$0.40	$0.35		$0.79		$0.68
FFO per common share - diluted (3)	$0.40	$0.34		$0.79		$0.68
(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments and depreciation on properties, where applicable.
(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $483 and $97 for the three months ended June 30, 2022 and 2021, respectively. FFO available to the company’s common shareholders would be increased by $955 and $195 for the six months ended June 30, 2022 and 2021, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

(4)	Includes Early extinguishment of debt charges of $7.2 million recognized during the six months ended June 30, 2022.
(5)	Includes Merger charges of $3.2 million recognized during the three and six months ended June 30, 2021 in connection with the WRI merger.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss)/income available to the Company's common shareholders	$(125,751)	$110,343	$105,197	$241,931
Adjustments:
Management and other fee income	(3,925)	(3,284)	(8,520)	(6,721)
General and administrative	27,981	24,754	57,929	49,232
Impairment charges	14,419	104	14,691	104
Merger charges	-	3,193	-	3,193
Depreciation and amortization	124,611	72,573	254,905	147,449
Gain on sale of properties	(2,944)	(18,861)	(7,137)	(28,866)
Interest and other expense, net	49,881	45,030	108,090	89,389
Loss/(gain) on marketable securities, net	261,467	(24,297)	139,703	(85,382)
Provision/(benefit) for income taxes, net	96	1,275	(57)	2,583
Equity in income of other investments, net	(3,385)	(5,039)	(8,758)	(8,826)
Net (loss)/income attributable to noncontrolling interests	(11,226)	421	(12,569)	3,904
Preferred dividends, net	6,250	6,354	12,604	12,708
WRI Same Property NOI (3)	-	93,855	-	185,639
Non same property net operating income	(17,295)	(14,159)	(35,122)	(31,578)
Non-operational expense from joint ventures, net	(2,858)	14,606	16,826	26,568
Same Property NOI	$317,321	$306,868	$637,782	$601,327
(1)

The company considers Same Property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same Property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.
(3)

Amounts for the three months and six months ended June 30, 2021, represent the Same Property NOIs from WRI properties, not included in the Company's Net (loss)/income available to the Company's common shareholders for the same period.

Reconciliation of the Projected Range of Net Income to Funds From Operations
Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Current Projected Range
	Full Year 2022
	Low	High
Net income available to the company's common shareholders	$0.48	$0.52

Gain on sale of properties	(0.01)	(0.04)

Gain on sale of joint venture properties	(0.05)	(0.07)

Depreciation & amortization - real estate related	0.82	0.85

Depreciation & amortization - real estate joint ventures	0.11	0.12

Profit participation from other investments, net	(0.01)	(0.01)

Loss on marketable securities, net	0.23	0.23

Noncontrolling interests (1)	(0.03)	(0.03)

FFO available to the company's common shareholders (2)	$1.54	$1.57
(1) Related to gains, impairments and depreciation on properties, where applicable.
(2) Includes $7.2 million of prepayment charges and write-offs of deferred financing costs related to the redemption of $500 million 3.400% notes due 11/1/2022.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Reconciliation of Net (Loss)/Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Net (loss)/income	$(130,727)	$117,118
Interest	56,466	46,812
Early extinguishment of debt charges	57	-
Depreciation and amortization	124,611	72,573
Gain on sale of properties	(2,944)	(18,861)
Gain on sale of joint venture properties	(27,198)	-
Impairment charges (including real estate joint ventures)	17,233	104
Merger charges	-	3,193
Pension valuation adjustment	(240)	-
Profit participation from other investments, net	(1,988)	(1,346)
Loss/(gain) on marketable securities	261,467	(24,297)
Provision for income taxes, net	96	1,275
Consolidated EBITDA	$296,833	$196,571

Consolidated EBITDA	$296,833	$196,571
Pro-rata share of interest expense - real estate joint ventures	5,527	4,622
Pro-rata share of depreciation and amortization - real estate joint ventures	16,616	10,234
EBITDA including pro-rata share - joint ventures	$318,976	$211,427

Consolidated debt	$7,403,105	$5,215,505
Consolidated cash	(296,798)	(230,062)
Consolidated net debt	$7,106,307	$4,985,443

Consolidated net debt	$7,106,307	$4,985,443
Pro-rata share of debt	659,979	582,358
Liquidation preference for preferred stock	485,868	489,500
Pro-rata share of cash	(85,804)	(49,256)
Net Debt including pro-rata share - joint ventures	$8,166,350	$6,008,045

Annualized Consolidated EBITDA	1,187,332	786,284
Net Debt to Consolidated EBITDA	6.0x	6.3x

Annualized EBITDA including pro-rata share - joint ventures	1,275,904	845,708
Net Debt to EBITDA on a look-through basis (1)	6.4x	7.1x
(1)	Net Debt to EBITDA on a look-through basis includes outstanding preferred stock and company's pro-rata share of joint venture debt.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com